Exhibit 99.1

Company Contact:	Media Contact:
Rodney Young	Schwartz Communications, Inc.
Chief Financial Officer	(781) 684-0770
(650) 475-3100 ext. 105	stemcells@schwartz-pr.com
STEMCELLS, INC., ELECTS DESMOND O’CONNELL TO BOARD OF DIRECTORS
PALO ALTO, Calif., (January 12, 2007) — On January 10th, StemCells, Inc., (Nasdaq: STEM) elected Desmond H. O’Connell, Jr., to its Board of Directors. The appointment increases the number of directors on the Company’s board from six to seven. Mr. O’Connell brings a wealth of experience and expertise in the healthcare sector as well as in the international business arena to the StemCells Board.
Mr. O’Connell has been an independent management consultant and private investor since 1990. He was a Director of Serologicals Corporation from 1998 to 2006, serving also as Acting Chief Executive Officer for a year and subsequently as Chairman of the Board until Serologicals was sold to Millipore Corp. for $1.4 billion in July 2006. Mr. O’Connell has served as a Director of Abiomed, Inc. since 1995 and is currently a member of its Audit Committee and Governance and Nominating Committee. During 1991, he served briefly as Chairman of the Board and Chief Executive Officer of Osteotech, Inc. From 1983 to 1990, Mr. O’Connell was with the BOC Group, PLC in senior management positions, including President and Chief Executive Officer of BOC Health Care from April 1990 until September 1990, and Group Managing Director of BOC Group, PLC from 1986 to April 1990. Prior to joining BOC, Mr. O’Connell held various positions at Baxter Laboratories, Inc., including Chief Executive of the Therapeutic and Diagnostic Division and Vice President, Corporate Development. Prior to that, he spent seven years with McKinsey & Co. Mr. O’Connell is a Trustee and Director of New Community Corporation in Newark, New Jersey, the largest community development organization in the United States with assets of $500 million and 1200 employees. Mr. O’Connell holds an MBA from Harvard University Graduate School of Business and is a graduate of the University of Notre Dame in Indiana.
“Des’s business acumen and deep experience in the global healthcare marketplace will be a tremendous asset to StemCells, Inc., as it transitions and grows from being solely a research-based stem cell biology endeavor to becoming a fully fledged, sustainable biotechnology company,” said Martin McGlynn, President and CEO of StemCells, Inc.
John Schwartz, Ph.D., Chairman of the Company’s Board of Directors, added, “Desmond O’Connell’s experience in so many aspects of the biopharmaceutical industry, in companies at many different stages of product development in that industry, will be of tremendous value to StemCells Inc.”
“I am delighted to join StemCells’ Board at this exciting time, and look forward to contributing to the Company’s growth and development,” said Mr. O’Connell.

About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the nervous system, liver and pancreas. The Company’s programs seek to repair or repopulate neural, liver or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These cells are expandable into cell banks for therapeutic use, which offers the potential of using normal, non-genetically modified cells as cell-based therapies. StemCells has approximately 40 U.S. and 100 non-U.S. patents. Further information about the Company is available on its Web site at www.stemcellsinc.com.
Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”) and its ability to conduct clinical trials as well as its research and product development efforts. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty whether results obtained in the animal models and in vitro studies of infantile NCL or other diseases and conditions will be able to be translated into treatment for humans; uncertainty as to whether the FDA or other applicable regulators or review boards will permit the Company to continue clinical testing in current or future clinical trials of proposed therapies for diseases or conditions despite the novel and unproven nature of the Company’s technology; uncertainties regarding the timing and duration of any clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty regarding the validity and enforceability of the Company’s patents; uncertainty as to whether any products that may be generated in the Company’s research and development programs will prove safe and clinically effective and not cause tumors or other side effects; uncertainty as to whether the Company will achieve revenues from product sales or become profitable; and other factors that are described under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K.